Exhibit 99.1

Strong Global Entertainment Reports Preliminary First Quarter 2023 Operating Results

CHARLOTTE, NC, May 24, 2023 – Strong Global Entertainment, Inc. (“Strong Global Entertainment” or the “Company”) (NYSE American: SGE), today announced preliminary operating results for the first quarter ended March 31, 2023. The Company completed its initial public offering (IPO) on May 15, 2023 and expects to file a Form 10-Q for the first quarter ended March 31, 2023 in June 2023.

Operational Highlights

●	Revenue is expected to be $10.0 million for the first quarter of 2023 compared to $9.7 million in the first quarter of 2022. The increase from the prior year was due to $0.7 million of higher service revenue, partially offset by a $0.5 million decrease in product revenue. Cinema service and screen revenue grew 36% and 23%, respectively, related to the acceleration of laser projection upgrade projects. Revenue from non-cinema customers declined primarily due to timing of several large immersive and military projects in the first quarter of 2022. The Company has increased the scope of its services to better support its customers and to increase market share in cinema services, including cinema screen installation work performed for certain of its customers. The Company expects the upgrades from xenon to laser to accelerate throughout 2023 and continue for at least the next several years.

●	Gross profit is expected to be $2.3 million, or 23.3% of revenue, in the first quarter of 2023 compared to $2.2 million, or 22.7% of revenue, in the first quarter of 2022. Gross margins on product sales are expected to increase as the product mix improves with a greater proportion of the revenue derived from cinema screen sales in the current period. Gross margin in the services business during the first quarter of 2023 was impacted by additional travel, overtime, and outside contractor costs to meet customer demand. The Company expects gross margins to improve as it increases staffing levels to meet demand and reduce reliance on outside service providers.

Mark Roberson, Chief Executive Officer of Strong Global Entertainment, commented, “Strong Global Entertainment is seeing increasing momentum as the cinema industry recovery accelerates and the demand for cinema services continues to grow. From a seasonality perspective, the first quarter is typically our lightest with both screen sales and installations, and we expect the revenue generated from these parts of our business to increase as we move through 2023. Additionally, with the cinema industry recording its highest first quarter box office results since 2019, and with Apple and Amazon now directing their original content into theaters instead of straight to streaming platforms, we believe that our business is positioned to build considerable momentum. We also continue to add new managed service contracts and are seeing increased demand for our laser projection upgrade capabilities, enhancing an already robust outlook for the balance of 2023.”

The Company will be presenting at the LD Micro Invitational XIII on Wednesday, June 7.

The preliminary financial results in this press release are estimates. They are unaudited and are subject to change upon completion of the Company’s financial statement closing procedures. These estimates should not be viewed as a substitute for our full interim or annual financial statements prepared in accordance with U.S. generally accepted accounting principles. Accordingly, you should not place undue reliance on this preliminary data. The preliminary financial data has been prepared by, and is the responsibility of, our management. Our independent registered public accounting firm has not audited, reviewed, compiled or performed any procedures with respect to the accompanying preliminary financial data. Accordingly, our independent registered public accounting firm does not express an opinion or any other form of assurance with respect thereto.

About Strong Global Entertainment, Inc.

Strong Global Entertainment, Inc. is a leader in the entertainment industry, providing mission critical products and services to cinema exhibitors and entertainment venues for over 80 years. The Company manufactures and distributes premium large format projection screens, provides comprehensive managed services, technical support and related products and services primarily to cinema exhibitors, theme parks, educational institutions, and similar venues. In addition to traditional projection screens, the Company manufactures and distributes its Eclipse curvilinear screens, which are specially designed for theme parks, immersive exhibitions, as well as simulation applications. It also provides maintenance, repair, installation, network support services and other services to cinema operators, primarily in the United States. The Company also owns Strong Studios, Inc., which develops and produces original feature films and television series.

About FG Group Holdings Inc.

FG Group Holdings Inc. (NYSE American: FGH) is a diversified holding company with operations and investments across a broad range of industries. The Company has a majority ownership in Strong Global Entertainment, (NYSE American: SGE), which includes STRONG/MDI Screen Systems (www.strongmdi.com), the leading premium screen and projection coatings supplier in the world and Strong Technical Services (www.strong-tech.com), which provides comprehensive managed service offerings with 24/7/365 support nationwide to ensure solution uptime and availability. FG Group Holdings also holds equity stakes in GreenFirst Forest Products Inc., Firefly Systems, Inc., and FG Financial Group, Inc., as well as real estate through its Digital Ignition operating business.

About Fundamental Global®

Fundamental Global® is a private partnership focused on long-term strategic holdings. Fundamental Global® was co-founded by former T. Rowe Price, Point72 and Tiger Cub portfolio manager Kyle Cerminara and former Chairman and CEO of TD Ameritrade, Joe Moglia. Its current holdings include FG Financial Group Inc., FG Group Holdings Inc., BK Technologies Corp., GreenFirst Forest Products, Inc., FG Merger Corp., FG Acquisition Corp., OppFi Inc., Hagerty Inc., and FG Communities, Inc.

The FG® logo is a registered trademark of Fundamental Global®.

Forward Looking Statements

This press release contains “forward-looking statements” that are subject to substantial risks and uncertainties. All statements, other than statements of historical fact, contained in this press release are forward-looking statements. Forward-looking statements contained in this press release may be identified by the use of words such as “anticipate,” “believe,” “contemplate,” “could,” “estimate,” “expect,” “intend,” “seek,” “may,” “might,” “plan,” “potential,” “predict,” “project,” “target,” “aim,” “should,” “will” “would,” or the negative of these words or other similar expressions, although not all forward-looking statements contain these words. Forward-looking statements are based on the Company’s current expectations and are subject to inherent uncertainties, risks and assumptions that are difficult to predict. Further, certain forward-looking statements are based on assumptions as to future events that may not prove to be accurate. These and other risks and uncertainties are described more fully in the section titled “Risk Factors” in the final prospectus related to the public offering filed with the SEC. Forward-looking statements contained in this announcement are made as of this date, and the Company undertakes no duty to update such information except as required under applicable law.

Investor Relations Contact:

Mark Roberson

Strong Global Entertainment, Inc. - Chief Executive Officer

(704) 471-6784

IR@strong-entertainment.com

John Nesbett/Jennifer Belodeau

IMS Investor Relations

(203) 972-9200

sge@imsinvestorrelations.com